Exhibit 23.2

HANKE GROUP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of TWC Holding LLC and TWC Holding Corp. of our report dated February 28, 2003, except for Notes 12, 16 and 17, for which the date is May 4, 2004, relating to the financial statements of The Wornick Company (a Nevada corporation) for the year ended December 31, 2002, which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ The Hanke Group, P.C.

The Hank Group, P.C.
San Antonio, Texas
May 11, 2005